Exhibit 10.39

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

CONFIDENTIAL

Control No. 7553799

STYRENE SALES CONTRACT Dated AUGUST 30, 1999

1. PARTIES.

Shell:	SHELL CHEMICAL COMPANY, for itself and as agent for Shell Oil Company (“Seller”), P.O. Box 2463, Houston, TX 77252-2463, Facsimile no. 713-241-6465.

Buyer:	SHELL ELASTOMERS LLC, P.O. Box 2463, Houston, TX 77252-2463, Facsimile No.713-241-6465.

2. PRODUCT. Styrene meeting Specifications shown in attached Exhibit A.

During the Contract period, Buyer will purchase the following quantities of Product:

CONTRACT YEAR	ESTIMATED ANNUAL QUANTITY	FOB POINT
[***] [Confidential Treatment Requested]	[***] [Confidential Treatment Requested]	[***] [Confidential Treatment Requested]

2.1 PRODUCT QUALITY.

Styrene, (hereinafter referred to as “Product”) supplied and maintained on consignment at Belpre in accordance with Article 6, and will be in accordance with specifications set forth in Exhibit A. Seller will facsimile to the Buyer prior to each shipment a Certificate of Analysis (COA). Seller will provide Buyer six (6) months advanced notification if there is a change in the manufacturing process that will affect the material specifications of Product provided to the Buyer. Product produced by Seller in different plants is viewed as coming from different supply sources and requires separate qualification. Product to be shipped for the Seller from third parties must be qualified and approved by the Buyer and requires separate qualification prior to shipment.

Seller must obtain approval prior to shipment of any material that does not meet Buyer’s specifications. In the event that Seller delivers Product failing to comply with the specifications set out in Exhibit A, Buyer will be entitled at its option to i) require Seller to replace such defective Product at a price not to exceed the invoice value or ii) to reimburse the invoice value of the defective Product. Seller will provide normal and customary technical support regarding material specifications and material property issues.

If Buyer has cause to complain that the quality of Product delivered to it pursuant to the Contract does not comply with the specification set out in Exhibit A, Buyer will give written notice specifying the nature of its complaint and the parties will promptly meet so as to resolve that complaint. In absence of any agreement to resolve the complaint the parties will appoint at their joint cost a mutually acceptable independent surveyor to examine whether the quality of Product as delivered complied with the specifications set forth in Exhibit A. In the absence of any written notice from Buyer to Seller within 30 days after delivery of the Product, the Product shall be deemed to have been delivered and accepted by Buyer in a satisfactory condition and in all respects in accordance with the specifications and Seller shall have no liability to Buyer with respect to that delivery.

3. PERIOD.

The period of this Sales Contract will begin on August 1, 1999 and end on December 31, 2005, but will continue thereafter, subject to termination effective on such ending data, or at any subsequent time, by either Party giving the other at least twelve (12) months’ prior written notice at any time for any reason, provided that such termination will not take effect before December 31, 2005.

4. PRICE.

The Styrene monomer price will be based on the schedule in Exhibit B.

[***] [Confidential Treatment Required]

4.3 TAX.

Any tax (other than on income), duty or other governmental charge now or hereafter imposed on the Product or on any raw material used in manufacturing the Product (or on Seller, or required to be paid or collected by Seller, by reason of the manufacture, transportation, sale or use of such Product or raw material) will be paid by Buyer in addition to the price.

4.4 Right to Audit

Buyer, at his cost, upon thirty (30) days’ prior written notice to Seller, may audit via an independent third party to be agreed upon by the Seller and Buyer the pertinent books and records of Seller when reasonably necessary to verify the basis for the price mechanism. Seller shall keep the pertinent books and records necessary to verify the basis for the price mechanism for a period of three years from the date of each order under this Contract.

5. QUANTITY NOMINATIONS/LIMITATIONS

5.1 Scheduling and planning

The quantity of Product shall be agreed to annually between Seller and Buyer, by October 1 of the previous year (“Agreed Quantity”).

5.2 Five year production estimate

Buyer shall advise Seller by October 1 of each year of its best estimate of the annual requirements of Product in the nearest following five (5) years.

5.3 Three month rolling forecast

Subject to Clauses 5.1 and 5.2 Buyer will indicate to Seller in writing its monthly requirement on the basis of a rolling three months program. This program will be revised and updated on a monthly basis and will be made available to Seller latest five working days before the beginning of the first month on the three months program. Seller will take all reasonable efforts to supply Product based on Buyer’s forecast.

6. SUPPLIER MANAGED INVENTORY AGREEMENT FOR STYRENE, hereinafter referred to as “Consigned Product”.

A. SHIPMENTS - TITLE. Notwithstanding any provisions of this Contract to the contrary, shipments of Consigned Product will be made by Seller on consignment into Buyer’s storage at its facilities at Belpre, Ohio and Seller’s quantity determination will govern unless proven in error. Should the quantity determination by Buyer after receipt differ by an amount greater than one-half of one percent (0.5%) versus the quantity indicated on Seller’s bill of lading, it is Buyer’s responsibility to petition Seller for adjustment in writing within thirty (30) days of receipt. [***] [Confidential Treatment Requested]

B. STORAGE REQUIREMENTS. Buyer agrees to permit physical inspection of the storage location and product handling facilities by Seller’s representative or agents prior to the first consignment shipment. Seller has the right, upon reasonable notice, to verify the quantity and quality of Consigned Product hereunder

C. FINANCING STATEMENT. Upon request by Seller, Buyer will execute and return to Seller for Seller’s filing, a Uniform Commercial Code Financing Statement - Form UCC-1, for all Consigned Product delivered hereunder.

D. REPORTS. On the first work day of each calendar month, Seller will ascertain withdrawals of all Consigned Product during the previous month via the Lotus Notes tool, SIMON. Buyer will pay for the amount of Consigned Product used or otherwise deemed purchased during past the calendar month as found on the “Reconciliation” screen and in the cumulative “Calculated” column for the past calendar month.

Buyer is responsible for keeping SIMON accurate by recording complete information as to all receipts, withdrawals and handling of Consigned Product. Buyer will provide a physical inventory quantity on a monthly basis and record in SIMON. Since SIMON data will also serve as the basis for invoice quantities (i.e., the quantity that the Buyer is obligated to pay upon), Seller will maintain the responsibility of verifying the inventory activity and will notify Buyer of exceptions or rejection of data reported on the “Reconciliation” screen no later than the following working day, following the Month End Accounting Closing Date, defined as the last day each calendar month. Upon prior reasonable notice, Seller will have the right to verify SIMON data at any time during Buyer’s normal business hours by physical inspection of Buyer’s Consigned Product inventory or to require any or all of Buyer’s monthly reports to be certified by a responsible officer of Buyer.

E. [***] [Confidential Treatment Requested]

F. WEBSITE ACCESS AND USE. Seller shall maintain a website (the “Website”) which will provide Buyer access to the Internet Lotus Notes website tool SIMON. Seller hereby grants to Buyer a nonexclusive, nontransferable, and revocable license to use SIMON at the Website for Buyer’s own internal use. Buyer may make reports, data, and print any output of SIMON. Any other rights not expressly granted to Buyer are reserved to Seller.

Access to the Website and use of the Software requires concomitant use of an Internet browser commercially available by third parties and access to the Internet. Buyer shall bear all responsibility for obtaining the necessary rights for use and installation thereof.

SELLER REPRESENTS AND WARRANTS ONLY THAT IT HAS THE RIGHT TO MAKE THE GRANTS SET FORTH ABOVE BUT MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE WEBSITE OR SOFTWARE OR ANY INFORMATION CONTAINED THEREIN. THE SOFTWARE AND ANY ASSOCIATED SERVICES (e.g., INSTALLATION AND UPGRADING OF THE SOFTWARE) ARE PROVIDED TO BUYER HEREUNDER ON AN “AS IS” BASIS WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED,

INCLUDING, BUT NOT LIMITED TO ANY WARRANTY CONCERNING THE RESULTS OR EFFECTS OBTAINED THROUGH THE USE OF THE SOFTWARE OR THAT IT WAS FIT FOR ANY USE INTENDED, OR CAN BE USED WITHOUT INFRINGING THE PATENT RIGHTS, COPYRIGHTS, OR OTHER INTELLECTUAL PROPERTY OF THIRD PARTIES. IN NO EVENT SHALL SELLER BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL OR OTHER CONSEQUENTIAL DAMAGES RESULTING IN ANY WAY FROM ANY USE OF THE WEBSITE OR THE SOFTWARE, INCLUDING, WITHOUT LIMITATION, LOSS PROFITS, BUSINESS INTERRUPTION, LOSS OF PROGRAMS OR OTHER DATA ON BUYER’S INFORMATION HANDLING SYSTEM OR OTHERWISE, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Seller shall not be responsible for, and shall have no obligation to Buyer with respect to, any claim by any other person arising from, or attributable to, Buyer’s use of the Website or SIMON.

Seller’s cumulative liability to Buyer for any claims arising from, or in any way related to, this Agreement, the Website or date contained thereon, or Simon or data contained therein, whether based on contract, tort, warranty, strict liability or other form of action, shall not exceed the total amount of any license fee(s) paid by Buyer to Seller hereunder. This limitation of liability is intended to apply without regard to whether other provisions of this Agreement have been breached or have proven ineffective. Seller shall have no liability for loss of data or documentation, it being understood that Buyer is responsible for reasonable backup precautions.

Shipments of Products hereunder will be in accordance with the schedules mutually agreeable to both Parties with all reasonable efforts made to ship and receive Product at as even a rate over each year as practicable.

7. WARRANTIES.

Seller warrants that each Product will meet specifications designated as such in this Contract or in Shell’s applicable publications. Shell warrants that it will comply with all applicable laws and governmental rules, regulations and orders. [***] [Confidential Treatment Requested]

8. EXCUSES FOR NONPERFORMANCE.

Either Seller or Buyer will be excused from the obligations of this Contract to the extent that performance is delayed or prevented by any circumstance (except financial) reasonably beyond its control or by fire, explosion, mechanical breakdown, strikes or other labor trouble, plant shutdown, unavailability of or interference with the usual means of transporting the Product or compliance with any law, regulation, order, recommendation or request of any governmental authority. [***] [Confidential Treatment Requested]

9. SAFETY AND HEALTH COMMUNICATIONS.

Seller will furnish to Buyer Material Safety Data Sheets which include health, safety and other hazard communication information on Product consistent with the Occupational Safety and Health Administration’s

Hazard Communications Standard. Seller will also furnish other health or safety information as available. Buyer will disseminate appropriate health and safety information to all persons Buyer foresees may be exposed to Product (including but not limited to Buyer’s employees, contractors and customers). If Product is further processed, mixed or incorporated into another product, Buyer will likewise disseminate appropriate health and safety information to all persons Buyer foresees may be exposed.

10. LIABILITIES - CLAIMS - INDEMNIFICATION. Buyer will indemnify Shell against any liability (whether strict or otherwise) for any claim, loss or expense on account of any injury, disease or death of persons (including Buyer’s employees) or damage to property (including Buyer’s) arising out of:

A. Buyer’s unloading, storage, handling, sale or use of the Product (except to the extent caused by Seller’s negligence);

and/or

B. Any failure by Buyer to disseminate safety and health information as provided in Article 8, SAFETY AND HEALTH COMMUNICATIONS;

and these indemnity obligations of Buyer will survive termination of this Contract. Shell or Buyer will not have any liability to the others for any claim (except for indebtedness of Buyer to Seller, or Buyer’s failure to perform its purchase obligations hereunder) arising out of or in connection with this Contract unless claimant gives the other Party notice of the claim, setting forth fully the facts on which it is based, within ninety (90) days of the date such facts were discovered or reasonably should have been discovered. Shell’s liability for defective or nonconforming Product, whether or not based on negligence, will not exceed the purchase price of the Product involved in the claim. Seller will indemnify Buyer for any claim, loss or other expense to the extent of Seller’s negligence in the handling or manufacture of the product, except to the extent caused by Buyer’s negligence. NO PARTY WILL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

11. REMEDIES

If Buyer fails to pay any indebtedness to Seller in accordance with the terms for such indebtedness (whether or not under this Contract), Seller may, in addition to any other remedies, suspend shipments, change terms of payment or terminate this Contract by notices to Buyer. Buyer’s obligation to perform will not be limited by any previous waiver by Seller. In the event that Buyer breaches any term or condition of this Contract, Buyer shall reimburse Shell for all costs and expenses related to Shell’s pursuit of payment for any claim in any way arising from such breach, including but not limited to reasonable attorneys’ fees.

12. NOTICES.

Notice by either Shell or Buyer will be made only by facsimile or similar electronic transmission, effective at the time sent to the number set out in Article I, PARTIES, with confirmation, or by letter or telegram addressed to the other Party at its address in Article I and will be considered given as of the time it is sent by facsimile transmission or deposited with the U.S. Postal Service or the telegraph company, postage or charges prepaid.

13. ASSIGNABILITY. The Buyer shall be entitled to assign this Agreement to any Affiliate that acquires all or substantially all of its property, without the prior written consent thereto of the Seller. Any assignment of the Agreement by the Buyer to a third party will require the consent of the Seller, such consent not to be unreasonably withheld or delayed.

Seller shall be entitled to assign this Agreement to any Affiliate or third party without the prior written consent thereto of the Buyer.

“Affiliate” means in relation to Shell, N.V. Koninklijke Nederlandsche Petroleum Maatschappij, The “ Shell” Transport and Trading Company, p.l.c. (together the “Parent Companies”) or any entity other than the Parties which is directly or indirectly affiliated with either or both of the Parent Companies. In relation to the Buyer, “Affiliate” means any entity which is directly or indirectly affiliated with Buyer. In relation to any third party successors of the Parties, “Affiliate” means any entity which is directly or indirectly affiliated with that Third Party successor.

For the purposes of this definition, a particular entity is:

(i)	directly affiliated with another entity or entities if the latter hold(s) or otherwise control(s) by proxy or agreement shares or other ownership interests carrying fifty percent (50%) or more of the votes exercisable at a general shareholders meeting (or its equivalent) of the entity in question; and

(ii)	indirectly affiliated with an entity or entities (the “parent or parents”) if a series of entities can be specified, beginning with their parent or parents and ending with the particular entity, so related that each entity or entities in the series, except the parent or parents, is directly affiliated with one or more of the entities earlier in the series.

14. GOVERNING LAW.

THIS CONTRACT WILL BE INTERPRETED AND THE RIGHTS, OBLIGATIONS AND LIABILITIES OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

ENTIRETY AND RELEASE. This Contract, as of the beginning date of its Period, contains the complete and exclusive agreement of Shell and Buyer concerning the Product identified in Article 2, PRODUCT, merges and supersedes all prior understandings and representations (oral or written) and terminates all prior contracts between Shell and Buyer concerning the same product. Except for any indebtedness or indemnity obligation of Buyer to Shell, each party releases the other from all claims arising in connection with any such prior contract. Neither this Contract nor any agreement supplementing or amending this Contract (including any purchase order or other document issued by Buyer) will be binding unless signed by the Parties, and performance prior to such execution will not constitute a waiver of this requirement.

EFFECTIVE ONLY if signed by Buyer and returned within thirty (30) days of the contract date, and then signed by Seller. Any shipment of Product made during the period of this Contract, but prior to execution, will be deemed to have been made under the terms hereof.

SHELL ELASTOMERS LLC		SHELL CHEMICAL COMPANY

By	/s/ RAYMOND COLLINS	By	/s/ Illegible
Title	Attorney-In-Fact	Title	Business Manager
Date	10-1-99	Date	4/12/2000

EXHIBIT A

[***] [Confidential Treatment Required]

Exhibit B

[***]	[Confidential Treatment Requested]

EXHIBIT C

BARGE DELIVERIES TO BUYER’S FACILITY

a.	Seller shall provide Buyer notification(via fax, radio, phone, e-mail) as deemed necessary by the Seller or when Buyer requests such information prior to arrival of the barge at Neales Fleet in Vania, WV.

b.	When the barge has arrived at Neales Fleet and is ready to discharge Styrene, the barge operator shall give the Buyer notice of arrival and readiness by telegraph, radio or phone

c.	Buyer shall provide a discharging berth at Buyer’s Facility, free of wharfage or dockage charges, to which a barge may safely proceed, at which it may safely lie and from which it may safely depart.

d.	Laytime shall commence when notice of arrival is given and shall end when the cargo on the last barge has been discharged and all hoses are disconnected. Unless otherwise notified, allowed laytime permitted Buyer for discharging without charge shall be four (4) hours per 1,000,000 pounds, or thirty six (36) hours per barge, whichever is greater.

e.	If required, Seller shall provide a licensed offloading tankerman (selected and approved by the Buyer) to secure the shore offloading hoist to the barge, and the Seller shall bear the charges. Seller shall Pay reasonable shifting and fleeting charges. If the offloading terminal requires tug standby during the offloading operation solely because the physical structure of the barge prevents the barge from being safely accommodated at the berth, any additional charges for this service shall be borne by Seller.

f.	The quantity and quality of Product shall be determined by an independent licensed inspector provided by Seller at loading port, and an independent license inspector provided by Buyer at discharge port. Inspection fees at load and discharge shall be shared equally by the Buyer and Seller.